EXHIBIT 99


Contact: Tim Smith/Louis Adams, Media Relations     Chuck Sonsteby, Investor
          (972) 770-4959/(972) 770-4967              Relations
                                                     (972) 770-9406


    BRINKER INTERNATIONAL ANNOUNCES PROPOSED PRIVATE OFFERING
                OF SENIOR CONVERTIBLE DEBENTURES


     DALLAS (Sept. 10, 2001)  - Brinker International, Inc.

(NYSE: EAT), a leader in casual dining, announced today that it intends, subject to market and other conditions, to raise a total of approximately $225 million gross proceeds through a private offering of Senior Convertible Debentures due 2021.  The Company

stated that it expects the terms of the offering will include an over-allotment option for up to an additional $25 million

principal amount of Senior Convertible Debentures.  The offering will be made only to qualified institutional buyers. The Company stated that it intends to use the net proceeds of the offering for repayment or retirement of existing indebtedness, acquisition of certain assets from Sydran Group LLC, as previously announced,

purchases of outstanding common stock under the Company's Stock

Repurchase Plan and for general corporate purposes.  Any

purchases of common stock will be determined based upon

prevailing market conditions.

     The Company expects that the Senior Convertible Debenture

will be convertible into shares of its common stock if the sale price of its common stock exceeds specified levels or in certain other circumstances.  In addition, the Company expects that the debentures will be redeemable at the Company's option beginning in 2004, and that the holders may require the Company to

repurchase the debentures on specified dates in 2003, 2005, 2011 or 2016, and in certain other circumstances.

     The securities to be offered have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an

exemption from, or in a transaction not subject to, the

registration requirements of the Securities Act and applicable state securities laws.

     This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

     Brinker International either owns, operates, or franchises more than 1,100 restaurants under the names Chili's Grill & Bar,

Romano's Macaroni Grill, On The Border Mexican Grill & Cantina,

Cozymel's Coastal Mexican Grill, Maggiano's Little Italy, Corner

Bakery Cafe, Big Bowl, Rockfish Seafood Grill and EatZi's Market

and Bakery.

     Cautionary Statement:  The Company's statements in this

press release that are not historical facts and that relate to future plans or events are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include Brinker's intention to raise proceeds through the offering and sale of senior

convertible debentures, the intended use of proceeds and the anticipated terms of such debentures.  There can be no assurance that Brinker will complete the offering on the anticipated terms or at all.  Brinker's ability to complete the offering will

depend, among other things, on market conditions.  In addition,

Brinker's ability to complete this offering and Brinker's

business are subject to the risks described in the Company's filings with the Securities & Exchange Commission.